Exhibit 10.1

Execution Version

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), dated October 17, 2012, is by and between Coventry Health, Inc., a Delaware corporation (the “Company”), and Michael D. Bahr (“Employee”).

RECITALS

WHEREAS, the Company has entered into a Merger Agreement (the “Merger Agreement”) dated as of August 19, 2012, as amended, by and among the Company, Aetna, Inc., a Pennsylvania corporation (“Aetna”) and Jaguar Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Aetna (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”) effective as of the Effective Time, as defined in the Merger Agreement (the “Effective Time”); and

WHEREAS, the Company and Employee desire, for good and valuable consideration, to enter into this Agreement whereby the Company promises a retention award in exchange for Employee’s fulfillment of certain obligations hereunder.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Retention Award. Subject to the conditions set forth below, the Company shall pay to Employee (or, in the event of Employee’s death, to Employee’s estate), in consideration of the cancellation of the Employee’s Underwater Options (as defined in the Merger Agreement) and the release set forth in Section 2 below, the amount computed pursuant to Appendix A (the “Retention Payment”) as of the earlier of the 12-month anniversary of the Effective Date, or a date within 14 days after the termination of Employee’s employment if Employee’s employment is terminated due to death, disability, Termination Without Cause or Constructive Termination (within the meanings of such terms set forth in Employee’s Employment Agreement with the Company dated May 18, 2010) (a “Qualifying Termination”); provided, however, that Employee shall forfeit any and all entitlement to receive such payment if Employee’s employment terminates prior to the 12-month anniversary of the Effective Date for any reason other than a Qualifying Termination.

Section 2. Release. In consideration of the Retention Payment set forth in Section 1 above and Appendix A hereto, Employee hereby releases the Company and each of its respective past and present shareholders, past and present subsidiaries, affiliates and related companies, their successors and assigns and all past and present directors, officers, employees, attorneys and agents of these entities, personally, and as directors, officers, employees, attorneys and agents, from any and all liabilities, claims or losses in respect of the Employee’s Company Stock Options (as such term is defined in the Merger Agreement), other than liabilities, claims or losses relating to Employee’s rights under this Agreement. Employee agrees that Employee shall not bring or participate in any claim or action contrary to the foregoing release.

Section 3. Miscellaneous.

3.1. Withholding. All amounts paid hereunder will be subject to the Company’s withholding of applicable taxes. All payments hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

3.2. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior understandings, agreements or correspondence between the parties. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives.

3.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

3.4. One-Time Bonus. The Retention Payment is a one-time retention bonus and creates no obligation by the Company or its affiliates to make further similar bonus payments; provided that, subject to Section 3 hereof, the Retention Payment shall not preclude, reduce or be offset against any payments or benefits to which the Employee may be entitled under any other agreement, plan or arrangement of the Company, Aetna, or their respective affiliates.

3.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rules or principles that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

3.6. Third Party Beneficiary. This Agreement has been made and is solely for the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the other than the parties to it, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding the foregoing, following the Effective Time, Aetna shall receive the same benefits and have the same rights of enforcement as the Company under this Agreement.

3.7. Effectiveness. The operative effect of this Agreement is conditioned upon the occurrence under the Merger Agreement of the Closing (as defined in the Merger Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by themselves or their duly authorized representative as of the date first written above.

EMPLOYEE

/s/ Michael D. Bahr
Michael D. Bahr

COVENTRY HEALTH CARE, INC.

By:	/s/ Thomas C. Zielinski

[Signature Page to Underwater Option Holder Retention Agreement]

APPENDIX A

The Retention Payment shall be a cash payment equal to the sum of the Applicable Amount with respect to each Underwater Option held by Employee which is canceled pursuant to Section 2.05(b) of the Merger Agreement. The “Applicable Amount” with respect to each such Underwater Option shall be the Per Share Amount indicated below for such Underwater Option times the number of shares of Company Common Stock subject such Underwater Option as of the Effective Time.

Applicable Payment Amount
Exercise Price of Underwater Option	Per Share Amount
Below $45.00	$4.00
$45.00 - $49.99	$3.00
$50.00 - $52.49	$2.25
$52.50 - $54.99	$1.75
$55.00 -$ 58.99	$1.25
$59.00 - $61.00	$1.00

Notwithstanding the foregoing, if the aggregate amount of the Retention Payment and all other payments that would be payable under amended Section 2.05(b) of the Merger Agreement (assuming payment to all eligible option holders) exceeds $8,000,000, the Per Share Amounts above and the per share amounts that would be payable to all others under amended Section 2.05(b) of the Merger Agreement (assuming payment to all eligible option holders) shall be reduced pro rata so that the aggregate amount that would be payable under amended Section 2.05(b) of the Merger Agreement (assuming payment to all eligible option holders) shall be equal to $8,000,000 and the Retention Payment shall be adjusted accordingly.

For the avoidance of doubt, the Retention Payment shall be based solely on the Company Stock Options (if any) with a per share exercise price equal to or greater than the Equity Award Cash Consideration (the “Underwater Options”) (in each case, as defined in the Merger Agreement) which are held by Employee as of the Effective Time and are canceled pursuant to Section 2.05(b) of the Merger Agreement.